Exhibit 10.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

Unrestricted Non-Employee Director Stock Award Agreement

THIS UNRESTRICTED NON-EMPLOYEE DIRECTOR STOCK AWARD AGREEMENT (the “Agreement”), dated as of the          day of                     , 20    , governs the Stock Award granted by CHERRY HILL MORTGAGE INVESTMENT CORPORATION, a Maryland corporation (the “Company”), to                                           (the “Participant”), in accordance with and subject to the provisions of the Company’s 2013 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Stock Award. In accordance with the Plan, and effective as of                          , 2014 (the “Effective Date”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Stock Award of                  shares of Common Stock (the “Stock Award”).

2. Vesting. The Participant’s interest in the shares of Common Stock covered by the Stock Award is vested and nonforfeitable on the Effective Date.

3. Transferability. Shares of Common Stock covered by the Stock Award may be transferred on the Effective Date, subject to the requirements of applicable securities laws.

4. Stockholder Rights. On and after the Effective Date, the Participant shall have all of the rights of a stockholder of the Company with respect to the shares of Common Stock covered by the Stock Award, including the right to vote the shares and to receive, free of all restrictions, all dividends declared and paid on the shares.

5. No Right to Continued Service. This Agreement and the grant of the Stock Award does not give the Participant any rights with respect to continued service as a Director or the right to be nominated for re-election to the Company’s Board of Directors. This Agreement and the grant of the Stock Award shall not interfere with the right of the Company’s Board of Directors or the stockholders of the Company to remove the Participant from the Company’s Board of Directors in accordance with the Company’s bylaws.

6. Governing Law. This Agreement shall be governed by the laws of the State of Delaware except to the extent that Delaware law would require the application of the laws of another State.

7. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Effective Date and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Effective Date.

8. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

9. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

Cherry Hill Mortgage Investment Corporation	[Name of Participant]

By:

Title: